Exhibit 10.8
OPTION ROLLOVER AGREEMENT
     This OPTION ROLLOVER AGREEMENT dated May 1, 2006 (this “Agreement”), is made by and between Lone Star Holding Corp. (“Lone Star”), Activant Solutions Holdings Inc. (the “Company”) and Pervez Qureshi (the “Investor”). Unless expressly provided otherwise in this Agreement, capitalized terms defined in the Merger Agreement (as defined below) when used in this Agreement shall have the same meanings provided to such terms in the Merger Agreement.
     WHEREAS, the Company entered into an Agreement and Plan of Merger dated as of March 12, 2006 (the “Merger Agreement”) with Lone Star Merger Corp. (“Merger Sub”) and Lone Star, pursuant to which and subject to the terms and conditions thereof, Merger Sub shall merge with and into the Company, with the Company as the surviving entity (the “Front-End Merger”);
     WHEREAS, immediately following the Front-End Merger, the surviving entity of the Front-End Merger shall be merged with and into Activant Solutions Inc. (“Activant”), with Activant as the surviving corporation (the “Back-End Merger”; and, together with the Front-End Merger, the “Mergers”), such that Activant shall thereafter be a wholly owned subsidiary of Lone Star;
     WHEREAS, in connection with the consummation of the Mergers and the transactions contemplated by this Agreement, the Investor shall become a party to a stockholders agreement in the form attached hereto as Exhibit A (the “Stockholders Agreement”); and
     WHEREAS, the parties hereto desire to make certain agreements, representations, warranties and covenants in connection with the Mergers, the Merger Agreement and the Stockholders Agreement and the transactions contemplated hereby and thereby (collectively, the “Transactions”).
     NOW, THEREFORE, in consideration of the mutual covenants and conditions as hereinafter set forth, the parties hereto do hereby agree as follows:
I. Assumption and Rollover
     1.1 No Option Payment. On the terms and subject to the conditions of this Agreement, the Investor hereby agrees that effective at the Closing of the Front-End Merger, Activant Solutions Holdings Inc. shall not cancel and terminate those outstanding Options listed in Table 1 below that were previously granted to Investor under the Company’s stock option plans (the “Company Options”) and shall not convert any part of the Company Options into a right to receive the Option Payment with respect to the Company Options, which Option Payment would be $1,000,000 (such amount, the “Option Consideration”) but for the terms of this Agreement. The Investor understands and agrees that, pursuant to the terms of this Agreement, he or she shall have no right to receive the Option Payment with respect to the Company Options.

Table 1

		Number of
		shares subject
		to Company
		Options not
	Company	being cashed	Exercise price	Spread value (at
Grant date	option plan	out	per share	$4 per share)
2/16/2000	2000	125,000	$1.00	$375,000
1/1/2001	2000	25,000	$1.00	$75,000
1/1/2002	2000	25,000	$1.00	$75,000
6/30/2004	2000	50,000	$2.25	$87,500
2/1/2005	2000	221,429	$2.25	$387,500
Total number rolled:		446,429	Total spread:	$1,000,000
     1.2 Assumption and Granting of Rollover Options. In consideration for the Investor’s agreement to forego payment of the Option Consideration, Lone Star hereby agrees to assume the Company Options as of the Closing and automatically convert the Company Options into stock options to acquire an aggregate of 333,334 shares of Lone Star common stock, par value $0.01 per share (the “Rollover Options”), as set forth in Table 2 below. The Rollover Options will be fully vested, non-statutory stock options, and except as otherwise set forth in this Agreement, will be subject to the terms and conditions of the Company stock option plans under which they originally were granted. The per share exercise price of each of the Rollover Options is equal to 25% of the “Subscription Price” (as defined below). The number of shares of Lone Star common stock subject to each of the Rollover Options has been determined by dividing (A) the total option spread for each respective Company Option (i.e., the product of (i) the difference between $4.00 and the exercise price of such Company Option and (ii) the total number of shares of Common Stock subject to such Company Option) by (B) 75% of the Subscription Price. In making this adjustment, the adjusted number of shares of Lone Star common stock subject to the Rollover Options has been rounded up to the nearest whole share, to the extent necessary. For purposes of this Agreement, the term “Subscription Price” shall mean $4, which is the per share price paid by Hellman & Friedman Capital Partners V, L.P., a Delaware limited partnership, Hellman & Friedman Capital Partners V (Parallel), L.P., a Delaware limited partnership, and Hellman & Friedman Capital Associates V, LLC, a Delaware limited liability company (collectively, the “H&F Parties”), Thoma Cressey Fund VII, L.P., a Delaware limited partnership, Thoma Cressey Fund VIII, L.P., a Delaware limited partnership, and Thoma Cressey Friends Fund VIII, L.P., a Delaware limited partnership (collectively, the “TCEP Parties”), and JMI Equity Fund IV, L.P., a Delaware limited partnership, and JMI Equity Fund IV (AI), L.P., a Delaware limited partnership (collectively, the “JMI Parties”) to subscribe for shares of Lone Star common stock on the Closing Date. You will not be issued new option agreements for your Rollover Options.

Table 2

	Company	Number of Lone Star	Exercise price
Grant date	option plan	shares	per share
2/16/2000	2000	125,000	$1.00
1/1/2001	2000	25,000	$1.00
1/1/2002	2000	25,000	$1.00
6/30/2004	2000	29,167	$1.00
2/1/2005	2000	129,167	$1.00
	Total shares:	333,334
     1.3 Compliance with Applicable Laws. The parties contemplate that the assumption of the Company Options and the conversion thereof into Rollover Options will qualify as a transaction satisfying the requirements of Section and 409A of the Internal Revenue Code of 1986, as amended, and the regulatory guidance promulgated thereunder (the “Code”).
     1.4 Condition to the Obligations of the Investor. The obligations of the Investor to consummate the transactions contemplated by this Agreement shall be subject to the following conditions:
          (a) the Company shall determine that all conditions to the Company’s obligation to close under the Merger Agreement shall have been satisfied, or waived by the Company, on or before the Closing and the Company shall confirm to the Investor that the Mergers shall occur on the Closing Date; and
          (b) the Company, Merger Sub, the H&F Parties, the TCEP Parties and the JMI Parties shall have executed and delivered the Stockholders Agreement.
     1.5 Termination. This Agreement shall be terminated and the transactions contemplated herein shall be abandoned at any time prior to the Closing by any of the parties hereto if the Merger Agreement shall have been terminated in accordance with its terms. In the event of any termination of the Agreement as provided in this Section 1.5, this Agreement shall forthwith become wholly void and of no further force or effect (except Article IV) and there shall be no liability on the part of any parties hereto or their respective officers or directors, except as provided in Article IV. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.
II. Representations and Warranties
     2.1 Representations and Warranties of Lone Star and Merger Sub. Each of Lone Star and Merger Sub represents and warrants to the Investor that it has the full power, authority and legal right to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by such company and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.
     2.2 Representations and Warranties of the Investor; Acknowledgments of Investor. The Investor represents and warrants, severally and not jointly, to each of Lone Star and Merger Sub that:
          (a) The Investor has full legal capacity, power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by the Investor and is the legal, valid and binding obligation of the Investor enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.
          (b) The Investor has been furnished and has carefully read this Agreement, the Merger Agreement and the Stockholders Agreement and understands that the Rollover Options and any shares of Lone Star common stock purchased upon the exercise thereof will be subject to the terms and conditions of the applicable Company stock option plan(s) under which the Company Options were granted and the Stockholders Agreement. In the event of any conflict between the original terms of the Company Options and the terms of the Stockholders Agreement, the terms of the Stockholders Agreement will govern and prevail.
          (c) To the full satisfaction of the Investor, the Investor has been furnished any materials the Investor has requested relating to Lone Star and Merger Sub and the shares of Lone Star common stock that may be acquired upon the exercise of the Rollover Options, and the Investor has been afforded the opportunity to ask questions of representatives of Lone Star and Merger Sub concerning this Agreement and to obtain any additional information necessary to verify the accuracy of any information provided to him.
          (d) The Investor has, independently and without reliance upon Lone Star and Merger Sub, any Affiliate of the foregoing or any agent of them, and based on such documents and information as the Investor has deemed appropriate, made his or her own appraisal of and investigation into the business, operations, property, financial and other condition of Lone Star and Merger Sub and made his or her own investment decision with respect to the investment represented by the Rollover Options and the shares of Lone Star common stock that may be purchased upon the exercise thereof. The Investor has consulted, to the extent deemed appropriate by the Investor, with the Investor’s own advisers as to the financial, tax, legal and related matters concerning an investment in the Rollover Options and the shares of Lone Star common stock that may be purchased upon the exercise thereof and on that basis understands the financial, legal, tax and related consequences of an investment in the Rollover Options and the shares of Lone Star common stock that may be purchased upon the exercise thereof, and believes that an investment in the Rollover Options and the shares of Lone Star common stock that may be purchased upon the exercise thereof is suitable and appropriate for the Investor.
          (e) The Investor has been advised that shares of Lone Star common stock for which the Rollover Options are exercisable have not been registered under the Securities Act of

1933, as amended (the “Securities Act”), or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is aware that, except as otherwise provided in the Stockholders Agreement, Lone Star is under no obligation to effect any such registration with respect to such shares of Lone Star common stock or to file for or comply with any exemption from registration. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and understands that any investment in the Rollover Options and the shares of Lone Star common stock that may be purchased upon the exercise thereof is a speculative investment that has limited liquidity and is subject to the risk of complete loss.
          (f) The Investor has received a copy of the Confidential Preliminary Offering Memorandum of Merger Sub dated April 14, 2006 with respect to the offering of Senior Subordinated Notes due 2016 and has read all of such Confidential Preliminary Offering Memorandum, including, without limitation, the section titled “Risk Factors.”
III. Other Covenants
     3.1 Merger Agreement. The parties hereto acknowledge and agree that Lone Star will have sole discretion with respect to (i) determining whether the conditions set forth in the Merger Agreement have been satisfied and/or whether to waive any of such conditions pursuant to the terms of the Merger Agreement, and (ii) the manner and timing of the compliance by Lone Star and Merger Sub with the covenants applicable to each of them under the Merger Agreement.
     3.2 Agreement to Cooperate; Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including providing information and using reasonable best efforts to obtain all necessary or appropriate waivers, consents and approvals, and effecting all necessary registrations and filings.
     3.3 Execution of Stockholders Agreement. At or prior to the Closing, the Investor agrees to execute and deliver to the other parties thereto the Stockholders Agreement.
     3.4 Transfers. The Investor agrees not to enter into any plan, agreement, arrangement or understanding to transfer the Company Options or the shares of Common Stock subject thereto prior to and including the Closing, other than as expressly contemplated hereby.
IV. Miscellaneous
     4.1 Notices. Any notices and other communications required or permitted in this Agreement shall be effective if in writing and delivered as provided in the Stockholders Agreement.

     4.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and performed entirely within such State.
     4.3 Assignment. This Agreement may not be assigned by the Investor without the prior written consent of the Company. Any assignment or delegation in derogation of this provision shall be null and void. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, executors and administrators of the parties hereto.
     4.4 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding among the parties with respect to the subject matter hereof.
     4.5 Amendment. This Agreement can be amended only by an instrument in writing signed by each of the parties hereto. Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.
     4.6 Survival. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery hereof, the granting of the Rollover Options, and the purchase of any shares of Lone Star common stock upon the exercise thereof.
     4.7 Counterparts. This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     4.8 No Employment Rights. None of the assumption of your Company Options, the issuance of the Rollover Options or the entry into this Agreement is intended to constitute an employment contract or agreement, and neither should be interpreted to prohibit you, Lone Star or Activant from terminating your employment or services at any time, with or without cause.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LONE STAR HOLDING CORP.

By:

	Name:	David Tunnell
	Title:	President

ACTIVANT SOLUTIONS HOLDINGS INC.

By:

	Name:	Richard Rew
	Title:	Vice President, General Counsel & Secretary

INVESTOR:

Pervez Qureshi

Exhibit A
Form of Stockholders’ Agreement